Exhibit 99.1

8500 Normandale Lake Blvd., Ste. 1230 Minneapolis, MN 55437

NEWS	FOR IMMEDIATE RELEASE

FASTENTECH, INC. REPORTS FISCAL 2005 FOURTH QUARTER AND FULL YEAR

RESULTS

Minneapolis, Minnesota – November 28, 2005 – FastenTech, Inc. today reported its results for the fiscal 2005 fourth quarter and the full year ended September 30, 2005. The Company also announced it suspended plans to divest the remaining business unit in its application-specific components segment. Therefore, the Company has included this business unit’s results in its consolidated results from continuing operations.

Full Year Results

Net sales from continuing operations for fiscal 2005 increased 35%, or $85.1 million, to $327.5 million, compared to $242.4 million recorded in fiscal 2004. Current full year net sales results included $59.5 million from businesses acquired after September 30, 2004. Excluding sales from the acquired businesses, organic sales grew 11%. This reflects a 21% increase in specialized component sales driven by solid demand from industrial, construction and medium and heavy truck customers. Increased demand from the recreational and military tracked vehicle markets was offset by lower end market demand for certain large gas turbine components, which drove aerospace-grade segment sales down 2%. Lower demand from light vehicle OEMs pushed sales of application-specific components down 3%.

Operating income from continuing operations was $34.8 million in fiscal 2005 compared to $17.2 million in fiscal 2004. The increase reflects the incremental operating income from acquired businesses, which contributed approximately $5.6 million to the increase in operating income. The current year results include a $1.6 million non-cash charge for asset dispositions associated with a warehouse consolidation project within the specialized components segment. The year ago fourth quarter results included a non-cash goodwill impairment charge of $14.0 million in the application-specific components segment and a $1.0 million non-cash impairment charge in the specialized components segment. In addition, fiscal 2005 results included a $0.2 million restructuring charge for workforce reductions in the aerospace-grade segment.

The Company reported net income from continuing operations of $6.4 million for fiscal 2005 compared to a net loss from continuing operations of $2.3 million for fiscal 2004. Fiscal 2005 results included a $6.3 million increase in interest expense. The adoption of Statement of Financial Accounting Standards No. 150 accounted for approximately $3.5 million of the increase in interest expense. Higher outstanding debt and higher interest rates accounted for the balance of the increase. Fiscal 2005 results also included a $4.0 million gain on the Company’s preferred stock repurchase.

Fourth Quarter Results

Net sales from continuing operations in the current quarter increased 31%, or $21.5 million, to $91.6 million from $70.1 million recorded in the same period last year. Current quarter net sales included $20.1 million from businesses acquired after September 30, 2004. Excluding sales from acquired businesses, organic sales grew 1%. Sales of specialized components increased 13% due to higher demand from industrial and construction customers. Sales of application-specific components increased 16% due to higher demand from light vehicle original equipment manufacturers. A 16% decline in sales of aerospace-grade components partially offset these gains. The sales decline in aerospace-grade components included a 25% decline in sales of gas turbine components due to lower end market demand for certain large gas turbines and a 10% decline in military track vehicle components due to lower aftermarket demand.

Operating income from continuing operations in the current quarter was $9.3 million compared to an operating loss from continuing operations of $5.8 million in the prior year quarter. Excluding the impact of the non-cash charges recorded in the 2005 and 2004 fourth quarters and discussed above in the full year results, operating income would have been $10.9 million in the current quarter and $9.2 million in the prior year quarter.

The Company reported net income from continuing operations of $4.7 million in the current quarter compared to a net loss from continuing operations of $5.8 million a year ago. The current quarter results reflect the $4 million gain on the repurchase of redeemable preferred stock and a $1.8 million increase in interest expense. Approximately $1.0 million of the increase in interest expense was due to the Company’s adoption of Statement Financial Accounting Standards No. 150 on January 1, 2005. SFAS 150 requires the Company to record non-cash dividends on redeemable preferred stock as interest expense.

“As expected, lower end market demand for new gas turbine units, particularly in North America, continued to moderate our organic top line growth in the quarter. However, we remain optimistic about the recovery and future growth prospects for this market as we continue to see improving OEM demand on the MRO side of this business,” said Ron Kalich, President and Chief Executive Officer. “We also continued our solid performance trend in the fourth quarter, with strong demand from our industrial and construction markets while our operating team continued to do an excellent job implementing cost savings and productivity initiatives.”

Fourth Quarter and Full Year Proforma Results from Continuing Operations

The Company acquired the following businesses after the beginning of the first quarter of fiscal 2004: Spiegelberg Manufacturing, Inc. (October 2003); Gear & Broach, Inc. (February 2004); MECO, Inc. (August 2004); Spun Metals, Inc.; GCE Industries, Inc., the assets of Special Processes of Arizona (December 2004); the assets of Triumph Engineered Solutions Wisconsin (March 2005); Acraline Products, Inc. (June 2005); and General Products, Aerospace & Defense LLC (f/k/a General Products Acquisition, LLC) (August 2005). Because of the significant impact these acquisitions had on the Company’s results of operations, the Company is presenting the following proforma information as if these acquisitions occurred at the beginning of fiscal 2004. A schedule reconciling this proforma information to GAAP results is provided in the accompanying tables.

Compared to a year ago, current fourth quarter proforma net sales from continuing operations increased 3% to $92.6 million and proforma Adjusted EBITDA from continuing operations decreased 5% to $14.9 million. The decrease in proforma Adjusted EBITDA reflects a decline in proforma Adjusted EBITDA from the aerospace-grade and application-specific segments. Aerospace-grade proforma Adjusted EBITDA declined $0.9 million due to lower sales of certain gas turbine components, higher sales of lower margin gear components, and approximately $0.5 million in one-time proforma Adjusted EBITDA gains in fiscal 2004. Proforma Adjusted EBITDA in the application-specific segment declined $0.4 million due to the inability to pass on higher raw material costs to light vehicle OEMs. In addition, fiscal 2005 fourth quarter results included $0.2 million of one time start up costs in our specialized components segment. For fiscal 2005, proforma net sales from continuing operations increased 13% to $370.1 million and proforma Adjusted EBITDA from continuing operations increased 9% to $59.2 million, which included $1.6 million of one-time start up costs in 2005.

Acquisition Update

The Company also reported that in August 2005 it acquired Alabama-based General Products, a manufacturer of sheet metal assemblies and components serving the aerospace industry, including NASA. The Company funded the $7.0 million purchase with cash on hand and borrowings under the Company’s senior credit agreement.

Quarterly Conference Call

FastenTech will hold a conference call on Tuesday, November 29, 2005 at 9:00 a.m. ET to discuss its fiscal 2005 fourth quarter and full year results. Please dial (800) 274-0251 and provide the operator with confirmation code 3247444 to participate in the call in listen only mode. A replay of the call will be available approximately two hours after the call until Monday, December 5, 2005. To replay the call dial (888) 203-1112 and use the same confirmation code. In addition, three business days after the conference call, a transcript of the call will be available on the Company’s website (www.fastentech.com) under the Investor Relations tab.

Outlook

“Our outlook remains essentially unchanged from earlier in the year, with positive expectations for our long term growth. We remain cautious, however, in our near term outlook due to the impact on results from the expected year end holiday plant shut downs, as well as limited visibility in the timing of the eventual recovery of the end market for certain of our customers’ large gas turbine machines and the expectation for continued lower demand for certain of our military track vehicle products,” said Ron Kalich.

About the Company

FastenTech, Inc., headquartered in Minneapolis, Minnesota, is a leading manufacturer and marketer of highly engineered specialty components that provide critical applications to a broad range of end-markets, including the power generation, industrial, military, construction, medium- heavy duty truck, recreational and automotive/ light truck markets. For more information about the Company, please visit: www.fastentech.com.

Adjusted EBITDA and Other Non-GAAP Supplemental Information

Adjusted EBITDA from continuing operations and proforma results from continuing operations are non-GAAP measures presented in this press release as supplemental disclosures to operating income and reported results. The Company uses Adjusted EBITDA as a basis for presenting and using financial data to aid it in making internal operating decisions. It defines Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, and non-operating items. Proforma results are presented to aid in the analyses of reported results because of the significant acquisition activity the Company has engaged in over the past twenty-four months. Proforma results are calculated as if the acquisitions that were completed after the beginning of a reported accounting period had occurred as of the beginning of the respective accounting period. Neither Adjusted EBITDA, nor proforma results are intended to represent and should not be considered more meaningful than, or an alternative to, operating income, cash flows from operating activities or other measures of performance in accordance with generally accepted accounting principles.

The Company includes Adjusted EBITDA data and proforma results because it is how management measures operating segment performance. It also realizes that certain investors use such information as one measure of an issuer’s historical ability to service debt and as a measure of operations. However, because of potential inconsistencies in the method of calculation, neither Adjusted EBITDA nor proforma results are necessarily comparable to other similarly titled captions used by other companies or definitions used in the Company’s debentures, credit, or other similar agreements.

Forward Looking Statements

The matters discussed in this press release may constitute forward-looking statements that are subject to many uncertainties. Forward-looking statements are identified by such forward-looking terms as “may,” “will,” “could,” “should,” “seeks,” “intends,” “estimates,” “guidance,” “expects,” “believes,” “anticipates” or “plans” or the negative thereof or other comparable terms, or by discussions of strategy, plans or intentions. In particular, statements made in the “Outlook” paragraph above, or any other statements, express or implied, concerning future operating results or ability to generate revenues, income or cash flow to service debt are forward looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These include risks associated with: our actual versus expected internal growth; our high degree of leverage; our ability to comply with certain financial and other covenants in our loan agreements and indentures; the success or failure of our growth strategies, including international expansion; our ability to attract and retain customers; our ability to accurately predict our production capacity requirements; our ability to attract and retain key personnel; our ability, and the ability of our customers, to maintain good labor relations with our and their respective employees and the union representing them; our ability to develop and market new products and to innovate existing product lines; our ability to protect our intellectual property; the cost and availability of raw materials, especially steel; trends and conditions in our business, including trends in the markets that we serve; our ability to identify and integrate acquisitions; our future capital needs; our ability to continue to control costs and maintain quality; our ability to comply with applicable governmental laws and regulations and the cost of such compliance; and competitive conditions in the markets in which we operate. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by FastenTech that FastenTech’s plans and objectives will be achieved. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release. Further information concerning factors that could cause actual results to differ materially from those in the forward-looking statements are contained from time to time in the Company’s SEC filings which can be viewed on the Company’s website at www.fastentech.com or at www.sec.gov.

Contacts:	Michael R. Elia, Senior VP and CFO (952) 921-2091	Mike Vanyo, VP and Corporate Controller (952) 921-2092

FastenTech, Inc. and Subsidiaries

Condensed Consolidated Statement of Operations—Unaudited

(Amounts in Thousands)

	Three months ended September 30,		Twelve Months ended September 30,
	2005	2004	2005	2004
Net sales	$91,566	$70,113	$327,516	$242,414
Cost of sales	66,546	50,016	243,199	170,711

Gross profit	25,020	20,097	84,317	71,703
Selling, general and administrative expenses	14,154	10,814	47,661	39,455
Impairment of long lived assets/restructuring	1,597	15,045	1,813	15,045

Operating income	9,269	(5,762)	34,843	17,203
Other income (expense):
Interest expense—long term debt	(7,101)	(6,238)	(26,139)	(23,318)
Interest expense—redeemable preferred stock	(989)	—	(3,454)	—
Gain on repurchase of redeemable preferred stock	4,035	—	4,035	—
Other, net	(103)	33	363	346

	(4,158)	(6,205)	(25,195)	(22,972)

Income from continuing operations before income tax expense	5,111	(11,967)	9,648	(5,769)
Income tax expense	413	(6,194)	3,250	(3,499)

Income from continuing operations	4,698	(5,773)	6,398	(2,270)
Income from discontinued operations	—	8,207	—	11,731

Net income	$4,698	$2,434	$6,398	$9,461
Less preferred stock dividends	—	(1,059)	(1,169)	(3,399)
Premium on preferred stock repurchase	—	—	—	(851)

Net income applicable to common stockholders	$4,698	$1,375	$5,229	$5,211

FastenTech, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in Thousands)

	September 30, 2005	September 30, 2004
Assets
Current assets:
Cash and cash equivalents	$11,730	$29,222
Accounts receivable, net	57,427	45,551
Inventory	78,832	54,872
Other current assets	4,983	3,950

Total current assets	152,972	133,595
Goodwill and intangible assets, net	103,294	41,455
Property, plant and equipment, net	90,532	66,892
Other assets	10,591	11,806

Total assets	$357,389	$253,748

Liabilities and Stockholders’ Equity
(Deficiency in Assets)
Current liabilities:
Accounts payable	$29,272	$25,473
Accrued Interest	8,745	8,945
Other accrued liabilities	14,160	20,122
Current portion of long-term debt	5,000	—

Total current liabilities	57,177	54,540
Long-term debt	277,000	175,000
Redeemable preferred stock	17,481	—
Other long-term liabilities	36,839	37,368

Total liabilities	388,497	266,908
Redeemable preferred stock	—	23,422
Stockholders’ equity (deficiency in assets)	(31,108)	(36,582)

Total liabilities and stockholders’ equity (deficiency in assets)	$357,389	$253,748

FastenTech, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(Amounts in Thousands)

(Unaudited)

	Twelve months ended September 30,
	2005	2004
Cash flows from operating activities
Net income from continuing operations	$6,398	$(2,270)
Adjustments to reconcile net income from continuing operations to net cash provided by (used in) operating activities:
Depreciation	10,995	8,858
Amortization	2,340	383
Write-off of goodwill	—	14,027
Noncash interest expense—long term debt	1,444	1,179
Noncash interest expense—redeemable preferred stock	(581)	—
Loss on write-off of property, plant and equipment	1,597	1,018
Deferred Income taxes	(255)	(2,444)
Changes in operating assets and liabilities:
Accounts receivable	(2,755)	(9,167)
Inventory	(13,240)	(9,157)
Income taxes	(3,864)	3,290
Other current assets	(80)	(1,100)
Accounts payable	(2,102)	10,086
Other current liabilities	(6,884)	4,036
Other	371	(689)

Net cash provided by (used in) operating activities from continuing operations	(6,616)	18,050

Cash flows from investing activities
Cash provided by divestures, net of expenses	—	48,440
Cash used for acquisitions, net of cash acquired	(85,595)	(26,936)
Additions to property, plant and equipment	(14,480)	(10,228)

Net cash provided by (used in) investing activities from continuing operations	(100,075)	11,276

Cash flows from financing activities
Borrowings on revolving credit facility	99,000	(8,000)
Debt issuance costs	(1,363)	(1,121)
Repurchase of common and preferred stock	(8,485)	(6,141)
Other	26	8

Net cash provided by (used in) financing activities from continuing operations	89,178	(15,254)
Effect of exchange rate fluctuations on cash	21	139
Net cash provided by discontinued operations	—	4,652

Net increase (decrease) in cash and cash equivalents	(17,492)	18,863
Cash and cash equivalents at beginning of period	29,222	10,359

Cash and cash equivalents at end of period	$11,730	$29,222

FastenTech, Inc. and Subsidiaries

Supplemental Information – Unaudited

Sales, Adjusted EBITDA, Proforma (1) Reconciliation

(Amounts in Thousands)

	Three months ended September 30,		Twelve Months ended September 30,
Sales Reconciliation:	2005	2004	2005	2004
Net Sales per income statement	$91,566	$70,113	$327,516	$242,414
Pre-acquisition sales of acquired companies	996	20,121	42,608	84,219

Pro Forma Sales	$92,562	$90,234	$370,124	$326,633

EBITDA Reconciliation:
Income from continuing operations	$4,698	$(5,773)	$6,398	$(2,270)
Add back:
Income tax expense	413	(6,194)	3,250	(3,499)
Depreciation and amortization	3,829	2,449	13,335	9,241
Interest expense—long term debt	7,101	6,238	26,139	23,318
Interest expense—redeemable preferred stock	989	—	3,454	—
Gain on repurchase of redeemable preferred stock	(4,035)	—	(4,035)	—

Reported EBITDA	$12,995	$(3,280)	$48,541	$26,790

Memo: Other income, net, included above	103	(33)	(363)	(346)
Memo: Impairment of long-lived assets/restructuring charges included above	1,597	15,045	1,813	15,045

Adjusted EBITDA	$14,695	$11,732	$49,991	$41,489
Pre-acquisition operating income of acquired companies	147	2,652	6,981	6,942
Pre-acquisition depreciation and amortization of acquired companies	32	1,331	2,256	5,699

Pro Forma Adjusted EBITDA	$14,874	$15,715	$59,228	$54,130

(1) The unaudited Proforma information assumes that the acquisitions of Spiegelberg Manufacturing, Inc. Gear & Broach, Inc., MECO, Inc., Spun Metals, Inc., GCE Industries, Inc., the assets of Special Processes of Arizona, the assets of Triumph Engineered Solutions Wisconsin facility, Acraline Products, Inc., and General Products had occurred at the beginning of the quarter and full year ended September 30, 2004. The pro forma results are not necessarily indicative of what actually would have occurred if the transaction had been in effect for the periods presented, are not intended to be a projection of future results, and do not reflect any cost savings that might be achieved from the combined operations. The Condensed Consolidated Income Statements include the operating results for the acquired companies from the date of acquisition.

FastenTech, Inc. and Subsidiaries

Supplemental Information – Unaudited

Segment Analyses – Reported and Proforma (1)

(Amounts in Thousands)

	Three Months Ended September 30,		Twelve Months Ended September 30,
Reported Segment Results	2005	2004	2005	2004
Net sales
Specialized Components	$41,656	36,746	161,115	133,480
Aerospace-grade Components	45,592	29,642	149,910	92,085
Application-specific Components	4,358	3,765	16,639	17,065
Eliminations	(40)	(40)	(148)	(216)

Total Reported net sales	$91,566	70,113	327,516	242,414

Adjusted EBITDA
Specialized Components	$6,263	6,109	24,627	20,608
Aerospace-grade Components	9,888	6,991	31,102	24,484
Application-specific Components	263	644	1,584	3,360
Unallocated corporate operating expenses	(1,719)	(2,012)	(7,322)	(6,963)

Adjusted EBITDA	$14,695	11,732	49,991	41,489

	Three Months Ended September 30,		Twelve Months Ended September 30,
Proforma Segment Results (1)	2005	2004	2005	2004
Net sales
Specialized Components	$41,656	36,746	161,115	133,630
Aerospace-grade Components	46,588	49,763	192,518	176,154
Application-specific Components	4,358	3,765	16,639	17,065
Eliminations	(40)	(40)	(148)	(216)

Total Proforma net sales	$92,562	90,234	370,124	326,633

Adjusted EBITDA
Specialized Components	$6,263	6,109	24,630	20,502
Aerospace-grade Components	10,067	10,974	40,336	37,231
Application-specific Components	263	644	1,584	3,360
Unallocated corporate operating expenses	(1,719)	(2,012)	(7,322)	(6,963)

Proforma Adjusted EBITDA (1)	$14,874	15,715	59,228	54,130

(1) The unaudited Proforma information assumes that the acquisitions of Spiegelberg Manufacturing, Inc. Gear & Broach, Inc., MECO, Inc., Spun Metals, Inc., GCE Industries, Inc., the assets of Special Processes of Arizona, the assets of Triumph Engineered Solutions Wisconsin facility, Acraline Products, Inc., and General Products had occurred at the beginning of the quarter and full year ended September 30, 2004. The pro forma results are not necessarily indicative of what actually would have occurred if the transaction had been in effect for the periods presented, are not intended to be a projection of future results, and do not reflect any cost savings that might be achieved from the combined operations. The Condensed Consolidated Income Statements include the operating results for the acquired companies from the date of acquisition.

FastenTech, Inc. and Subsidiaries

Supplemental Information – Unaudited

Sales Analyses by Market – Reported and Proforma (1)

(Amounts in thousands)	Three Months Ended September 30,		Y-O-Y % Chg.	% of 2005 Sales	Twelve Months Ended September 30,		Y-O-Y	% of 2005
	2005	2004			2005	2004	% Chg.	Sales
Reported Sales by Market

Power Generation/Aerospace	$28,200	$12,419	127%	31%	$80,894	$43,254	87%	25%
Med/Heavy Duty Truck	12,278	11,713	5%	13%	48,623	37,479	30%	15%
Industrial	11,734	8,566	37%	13%	46,685	35,183	33%	14%
Military	12,112	12,158	0%	13%	46,586	39,994	16%	14%
Construction	10,757	9,500	13%	12%	39,193	34,250	14%	12%
Recreational	7,156	7,261	-1%	8%	29,462	16,272	81%	9%
Light Vehicle	9,369	8,536	10%	10%	36,221	36,198	0%	11%
Interco Eliminations	(40)	(40)	0%	0%	(148)	(216)		0%

Total Reported Sales	$91,566	$70,113	31%	100%	$327,516	$242,414	35%	100%

Proforma Sales by Market

Power Generation/Aerospace	28,795	30,550	-6%	31%	$119,226	112,310	6%	32%
Med/Heavy Duty Truck	12,278	11,713	5%	13%	48,623	37,479	30%	13%
Industrial	11,734	9,081	29%	13%	47,071	37,008	27%	13%
Military	12,513	13,633	-8%	14%	50,476	46,125	9%	14%
Construction	10,757	9,500	13%	12%	39,193	34,400	14%	11%
Recreational	7,156	7,261	-1%	8%	29,462	23,329	26%	8%
Light Vehicle	9,369	8,536	10%	10%	36,221	36,198	0%	10%
Interco Eliminations	(40)	(40)		0%	(148)	(216)		0%

Total Proforma Sales	$92,562	$90,234	3%	100%	$370,124	$326,633	13%	100%

(1) The unaudited Proforma information assumes that the acquisitions of Spiegelberg Manufacturing, Inc. Gear & Broach, Inc., MECO, Inc., Spun Metals, Inc., GCE Industries, Inc., the assets of Special Processes of Arizona, the assets of Triumph Engineered Solutions Wisconsin facility, Acraline Products, Inc., and General Products had occurred at the beginning of the quarter and full year ended September 30, 2004. The pro forma results are not necessarily indicative of what actually would have occurred if the transaction had been in effect for the periods presented, are not intended to be a projection of future results, and do not reflect any cost savings that might be achieved from the combined operations. The Condensed Consolidated Income Statements include the operating results for the acquired companies from the date of acquisition.